Exhibit 10.2

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of March 12, 2026, by and among Firefly Neuroscience, Inc., a Delaware corporation (the “Company”), and each investor identified on the signature pages hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS

A. The Company and the Investors are parties to that certain Securities Purchase Agreement, dated as of March 8, 2026 (the “Purchase Agreement”), pursuant to which the Investors have agreed to purchase Units consisting of Shares, Warrants and Warrant Shares (each as defined in the Purchase Agreement) from the Company in a private placement offering (the “Private Placement”).

B. It is a condition to each Investor’s obligation and the Company’s obligation to consummate each Closing (as defined in the Purchase Agreement) that the Company and each Investor shall have delivered to each other a duly executed Lock-Up Agreement.

C. The parties desire to enter into this Agreement to set forth certain restrictions on the transfer and disposition of the Securities (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Lock-Up Securities” means, with respect to each Investor, (a) the Shares issued to such Investor at any Closing under the Purchase Agreement, (b) the Warrants (including the Prefunded Warrants, the 150% Warrants and the 200% Warrants) issued to such Investor at any Closing under the Purchase Agreement, and (c) the Warrant Shares issuable upon exercise of the Warrants issued to such Investor under the Purchase Agreement.

“Lock-Up Period” means the period commencing on the date of this Agreement and ending on the date that is six (6) months after the date of this Agreement.

“Leak-Out Period” means the period commencing on the first day following the expiration of the Lock-Up Period and ending on the date that is twelve (12) months after the date of this Agreement.

“Released Percentage” means, as of any date of determination during the Leak-Out Period, the cumulative proportion of an Investor’s Lock-Up Securities released from the restrictions set forth in Section 2, determined as follows: on the first day of each successive calendar month following the expiration of the Lock-Up Period (each such date, a “Release Date”), an additional one-sixth (1/6th) of the total number of Lock-Up Securities held by such Investor as of the date of this Agreement (the “Original Lock-Up Amount”) shall be released from such restrictions. Any Lock-Up Securities released on a prior Release Date that have not yet been Transferred shall remain released and available for Transfer on any subsequent date without further restriction under this Agreement.

2. Lock-Up Restrictions.

(a) During the Lock-Up Period, each Investor agrees that such Investor will not, directly or indirectly, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Investor or any Affiliate of such Investor or any person in privity with such Investor or any Affiliate of such Investor), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, any of the Lock-Up Securities (any such action, a “Transfer”).

(b) During the Leak-Out Period, each Investor agrees that such Investor shall not Transfer Lock-Up Securities if, after giving effect to such Transfer, the aggregate number of Lock-Up Securities Transferred by such Investor from and after the first Release Date would exceed the cumulative Released Percentage of such Investor’s Original Lock-Up Amount as of such date. For the avoidance of doubt, (i) the Released Percentage is cumulative, such that any Lock-Up Securities released on a prior Release Date but not yet Transferred shall carry forward and remain available for Transfer on any subsequent date, and (ii) upon the expiration of the Leak-Out Period, all Lock-Up Securities shall be fully released from the restrictions set forth in this Section 2, subject to compliance with applicable securities laws.

3. Permitted Transfers. Notwithstanding the restrictions set forth in Section 2, an Investor may Transfer Lock-Up Securities in accordance with any of the following, provided that, except with respect to clauses (f) and (g), such Transfer shall not involve a disposition for value and the transferee agrees in writing with the Company to be bound by the terms of this Agreement for the balance of the applicable restriction period:

(a) transfers as a bona fide gift or gifts, including to a charity or educational institution, or to an immediate family member of the Investor;

(b) transfers to any trust for the direct or indirect benefit of the Investor or the immediate family of the Investor;

(c) if the Investor is an individual, transfers to any corporation, partnership, limited liability company or other entity of which the Investor and/or members of the Investor’s immediate family are the sole equity holders;

(d) if the Investor is a corporation, partnership, limited liability company, trust or other business entity, (i) transfers to an Affiliate of the Investor, or (ii) distributions of Lock-Up Securities to limited partners, limited liability company members or stockholders of the Investor;

(e) if the Investor is a trust, transfers to the beneficiaries of such trust;

(f) transfers by will, testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Investor;

(g) transfers by operation of law, such as pursuant to a qualified domestic relations order or in connection with a divorce decree; and

(h) transfers pursuant to a tender offer, merger, stock sale, recapitalization, consolidation or similar transaction involving the Company.

For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

4. Stop Transfer Instructions. Each Investor agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of the Lock-Up Securities except in compliance with this Agreement. The Company shall provide written notice to the Transfer Agent of the restrictions set forth herein and shall instruct the Transfer Agent to decline to transfer any Lock-Up Securities except in accordance with the terms of this Agreement. Upon the release of any Lock-Up Securities from the restrictions set forth in Section 2 (whether upon expiration of the Lock-Up Period, in accordance with the Released Percentage during the Leak-Out Period, or upon expiration of the Leak-Out Period), the Company shall promptly instruct the Transfer Agent to remove any stop transfer instructions with respect to such released Lock-Up Securities, and shall take all actions reasonably necessary to permit the Transfer of such released Lock-Up Securities in accordance with applicable law.

5. Representations and Warranties of Each Investor. Each Investor hereby represents and warrants that such Investor has the power and authority to execute, deliver and perform this Agreement, that such Investor has received adequate consideration therefor, and that such Investor will benefit from the consummation of the transactions contemplated by the Purchase Agreement.

6. Specific Performance. Each Investor acknowledges that the execution, delivery and performance of this Agreement is a material inducement to the Company and each other Investor to consummate the transactions contemplated by the Purchase Agreement, and that the Company and each Investor shall be entitled to specific performance of such Investor’s obligations hereunder. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity.

7. Termination. This Agreement shall automatically terminate and be of no further force or effect upon the earlier of (a) the expiration of the Leak-Out Period (i.e., twelve (12) months after the date of this Agreement) and (b) the termination of the Purchase Agreement prior to any Closing in accordance with its terms.

8. Governing Law; Jurisdiction; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the governing law, jurisdiction, venue and jury trial waiver provisions set forth in Section 5.1 of the Purchase Agreement, which provisions are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

9. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be delivered in accordance with Section 5.4 of the Purchase Agreement to the respective parties at the addresses set forth on the signature pages hereto (or at such other addresses as shall be specified by notice given in accordance with Section 5.4 of the Purchase Agreement).

10. Amendments; Waivers. This Agreement may not be amended or otherwise modified in any respect without the written consent of each of the Company and the Requisite Holders (as defined in the Purchase Agreement). No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

11. Successors and Assigns. This Agreement shall be binding on the successors and assigns of each Investor with respect to the Lock-Up Securities, and any such successor or assign shall enter into a similar agreement for the benefit of the Company and the other Investors.

12. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

14. Entire Agreement. This Agreement, together with the Purchase Agreement and the other Transaction Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-Up Agreement to be duly executed by their respective authorized signatories as of the date first written above.

FIREFLY NEUROSCIENCE, INC.

By:
Name:	Greg Lipschitz
Title:	Chief Executive Officer

INVESTOR:

_______________________________________

Print Name Above

_______________________________________

Sign Above

If signer is an entity, specify name and title of authorized signer below:

Name: _______________________________________

Title: _______________________________________

5